Exhibit 5.1

HUNTON & WILLIAMS LLP BANK OF AMERICA PLAZA SUITE 4100 600 PEACHTREE STREET, N.E. ATLANTA, GEORGIA 30308-2216 TEL 404 • 888 • 4000 FAX 404 • 888 • 4190
December 2, 2011	FILE NO: 64065.000040

Board of Directors
New York Mortgage Trust, Inc.
52 Vanderbilt Avenue, Suite 403
New York, New York 10017

Issuance of up to 2,760,000 Shares of Common Stock

Ladies and Gentlemen:

We have served as special counsel to New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company, in an underwritten public offering, of up to an aggregate of 2,760,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”) (including up to 360,000 shares subject to the Underwriters’ 30-day option to purchase additional shares of Common Stock), pursuant to an underwriting agreement, dated December 1, 2011 (the “Underwriting Agreement”), by and between the Company and Ladenburg Thalmann & Co. Inc., as representative of the several underwriters named in Schedule I of the Underwriting Agreement (the “Underwriters”). The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-162654), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on October 23, 2009, as amended by Amendment No. 1 filed on December 7, 2009, and declared effective on December 11, 2009 (the “Registration Statement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.
the Articles of Amendment and Restatement of the Company, as amended (the “Charter”), as certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on November 17, 2011 and by the Secretary of the Company on the date hereof;

2.	the Amended and Restated By-Laws of the Company, as certified by the Secretary of the Company on the date hereof;

ATLANTA   AUSTIN   BANGKOK   BEIJING   BRUSSELS   CHARLOTTE   DALLAS   HOUSTON   LONDON   LOS ANGELES
McLEAN   MIAMI   NEW YORK   NORFOLK   RALEIGH   RICHMOND   SAN FRANCISCO   TOKYO   WASHINGTON
www.hunton.com

Board of Directors
New York Mortgage Trust, Inc.
December 2, 2011

3.
resolutions of the Board of Directors dated November 17, 2011 and November 30, 2011, authorizing, among other things, the issuance, sale and due authorization of the Shares, and resolutions of the Pricing Committee of the Board of Directors of the Company, dated December 1, 2011, authorizing, among other things, the issuance and sale of the Shares and the price per Share to be paid to the Company by the Underwriters, each as certified by the Secretary of the Company on the date hereof (collectively, the “Resolutions”);

4.	the certificate of the SDAT as to the due incorporation, existence and good standing of the Company dated November 17, 2011 (the “Good Standing Certificate”);

5.	a certificate of the Secretary of the Company dated as of the date hereof certifying as to certain factual matters;

6.	the Registration Statement;

7.
the preliminary prospectus supplement, dated November 30, 2011, as filed with the Commission on November 30, 2011 pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated December 11, 2009 (the “Base Prospectus”);

8.
the final prospectus supplement, dated December 1, 2011, filed with the Commission on December 2, 2011 pursuant to Rule 424(b) under the Securities Act, together with the Base Prospectus (collectively, the “Final Prospectus”); and

9.	an executed copy of the Underwriting Agreement.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties.

Board of Directors
New York Mortgage Trust, Inc.
December 2, 2011

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1.           The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT and has the corporate power and authority to issue the Shares.

2.           The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion with respect to incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate.

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act.  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Final Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP